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FOR IMMEDIATE RELEASE	CONTACTS
January 7, 2013	Richard Eisenberg
(Investor Inquiries)

Chris Bohanon
(Media Inquiries)

202-872-7700

Farmer Mac Launches 25th Anniversary Celebration

Washington, DC - The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today announced the launch of a 25th Anniversary Celebration to commemorate Farmer Mac’s creation on January 6, 1988, when President Ronald Reagan signed into law the Agricultural Credit Act of 1987. At a time when America’s farmers and ranchers were trying to recover from the devastating collapse of the nation’s agricultural economy and were faced with low commodity prices, plummeting land values, and high interest rates, the legislation establishing a new secondary market for agricultural mortgage loans helped pull rural America out of economic stagnation. Farmer Mac’s statutory mission was clear – to increase the availability of long-term credit at stable interest rates for American farmers and ranchers. “Farmer Mac and its employees are extremely proud of the role they have played in serving agriculture and rural America over the past 25 years, and are looking forward to serving rural America for the next 25 years and well into the future,” said Tim Buzby, President and CEO of Farmer Mac.

In the 25 years since the original legislation was enacted, Farmer Mac’s commitment to its mission has exceeded $29 billion. Notably, for the first time since its inception, in 2012 Farmer Mac purchased over $1 billion in agricultural mortgage and USDA-guaranteed loans in a single calendar year.

Farmer Mac’s milestones over its 25-year history reflect its strong support of the rural and agricultural financial community:

•	Over 1,300 lenders have used Farmer Mac’s secondary market for more than 58,000 loans.

•	Nearly 29,000 farmers and ranchers have benefited from competitively-priced Farmer Mac loan products, including 20,000 family farmers, with over half utilizing Farmer Mac’s long-term fixed rates.

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Over 4 million rural residents receive dependable power from 162 rural electric cooperatives that have obtained funding through Farmer Mac. In addition, during the liquidity and credit disruptions of 2008, Farmer Mac provided $1.5 billion in funding for the nationwide rural electric network to help maintain low utility rates.

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Through $10 billion of loans placed into Farmer Mac’s purchase commitment program, lending capacity of farm lenders has increased $7 billion, enabling farm operations and other agribusinesses to grow and expand.

As Farmer Mac marks its 25th anniversary, it is committed to fulfilling its mission through creative product innovation, effective funding strategies, efficient processes, and dependable customer service. Farmer Mac will debut a special logo to pay tribute throughout 2013 to the many lenders and other businesses that have supported Farmer Mac through the years and benefited from its services.

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to help increase the availability of credit in rural America through the operation of a secondary market for eligible loans to agricultural and rural borrowers. Farmer Mac’s Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively. Additional information about Farmer Mac is available on Farmer Mac's website at www.farmermac.com.